EXHIBIT (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
UNITED INDUSTRIAL CORPORATION
at
$81.00 Net Per Share
by
Marco Acquisition Sub Inc.
an indirect wholly owned subsidiary of
Textron Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 13, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated October 16, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Marco Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Textron Inc., a Delaware corporation (“Textron”), to purchase all outstanding shares of common stock (“UIC Common Stock”), par value $1.00 per share (“Shares”), of United Industrial Corporation, a Delaware corporation (“UIC”), at a price of $81.00 per Share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of UIC from the President and Chief Executive Officer of UIC, accompanied by UIC’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.     The offer price is $81.00 per Share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

2.     The Offer is being made for all outstanding Shares.

3.     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 7, 2007 (the “Merger Agreement”), among Purchaser, UIC and Textron, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to be merged with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron (the “Merger”), and each issued and outstanding Share (other than Shares held in the treasury of UIC, owned by Textron, Purchaser or any subsidiary of Textron or UIC, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, upon the surrender of the certificate formerly representing such Share.

4.     The UIC board of directors has unanimously (other than one recused director) approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Merger Agreement,

the Offer and the Merger are advisable and fair to and in the best interests of UIC and UIC’s stockholders. The UIC board of directors unanimously (other than one recused director) recommends that UIC’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

5.     The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, that (a) there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Textron, represents a majority of all fully diluted shares of UIC Common Stock, which means the number at Shares outstanding, together with all shares at UIC Common Stock which UIC would be required to issue pursuant to outstanding options or other securities convertible or exchangeable for shares of UIC Common Stock, (b) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, (c) approval pursuant to the Act Against Restraints to Competition and the Austrian Cartel Act 2005 shall have been obtained and (d) subject to certain exceptions, no event, change, development or occurrence shall have occurred after October 7, 2007 that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of UIC and its subsidiaries taken as a whole. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase.

6.     The initial offering period of the Offer will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase). Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and at any time after December 15, 2007 unless theretofore accepted for payment as provided in the Offer to Purchase.

7.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by the American Stock Transfer & Trust Company (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions (as defined in the Offer to Purchase), facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
UNITED INDUSTRIAL CORPORATION
at
$81.00 Net Per Share
by
Marco Acquisition Sub Inc.
an indirect wholly owned subsidiary of
Textron Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 16, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Marco Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Textron Inc., a Delaware corporation (“Textron”), to purchase for cash all of the outstanding shares of common stock, par value $1.00 per share (“Shares”), of United Industrial Corporation, a Delaware corporation, at a price of $81.00 per Share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated: October 16, 2007

Number of Shares to Be Tendered:		Shares*

Sign Below
Account Number:	Signature(s):
Dated: , 2007

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Daytime Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*                    Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.